Exhibit 10.35


                              THERMO TERRATECH INC.

                   DEFERRED COMPENSATION PLAN FOR DIRECTORS

                      As amended and restated as of 9/10/99


Section 1. Participation. Any director of Thermo TerraTech Inc. (the "Company") may elect to have such percentage as he or she may specify of the fees otherwise payable to him or her deferred and paid to him or her as provided in this Plan. A director who is also an employee of the Company or any subsidiary or parent of the Company, shall not be eligible to participate in this Plan. Each election shall be made by notice in writing delivered to the Secretary of the Company, in such form as the Secretary shall designate, and each election shall be applicable only with respect to fees earned subsequent to the date of the election for the period designated in the form. The term "participant" as used herein refers to any director who shall have made an election. No participant may defer the receipt of any fees to be earned after the later to occur of either (a) the date on which the participant shall retire from or otherwise cease to engage in his or her principal occupation or employment or (b) the date on which he or she shall cease to be a director of the Company, or such earlier date as the Board of Directors of the Company, with the participant's consent, may designate (the "deferral termination date"). In the event that the participant's deferral termination date is the date on which he or she ceases to engage in his or her principal occupation or employment, the participant or a personal representative shall advise the Company of that date by written notice delivered to the Secretary of the Company.

Section 2. Establishment of Deferred Compensation Accounts. There shall be established for each participant an account to be designated as that participant's deferred compensation account.

Section 3. Allocations to Deferred Compensation Accounts. There shall be allocated to each participant's deferred compensation account, as of the end of each quarter, an amount equal to his or her fees for that quarter which that participant shall have elected to have deferred pursuant to Section 1.

Section 4. Stock Units and Stock Unit Accounts. All amounts allocated to a participant's deferred compensation account pursuant to Section 3 and Section 5 shall be converted, at the end of each quarter, into stock units by dividing the accumulated balance in the deferred compensation account as of the end of that quarter by the average last sale price per share of the Company's common stock as reported in The Wall Street Journal, for the five business days up to and including the last business day of that quarter. The number of stock units, so determined, rounded to the nearest one-hundredth of a share, shall be credited to a separate stock unit account to be established for the participant, and the


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aggregate  value  thereof as of the last  business day of that quarter  shall be charged to the participant's deferred compensation account. No amounts credited to the participant's deferred compensation account pursuant to Section 5 subsequent to the close of the fiscal year in which occurs the participant's deferral termination date shall be converted into stock units. Any such amount shall be distributed in cash as provided in Section 8. A maximum number of 25,000 shares of the Company's common stock may be represented by stock units credited under this Plan, subject to proportionate adjustment in the event of any stock dividend, stock split or other capital change affecting the Company's common stock.

Section 5. Cash Dividend Credits. Additional credits shall be made to a participant's deferred compensation account, until all distributions shall have been made from the participant's stock unit account, in amounts equal to the cash dividends (or the fair market value of dividends paid in property other than dividends payable in common stock of the Company) which the participant would have received from time to time had he or she been the owner on the record dates for the payment of such dividends of the number of shares of the Company's common stock equal to the number of units in his or her stock unit account on those dates.

Section 6. Stock Dividend Credits. Additional credits shall be made to a participant's stock unit account, until all distributions shall have been made from the participant's stock unit account, of a number of units equal to the number of shares of the Company's common stock, rounded to the nearest one-hundredth share, which the participant would have received from time to time as stock dividends had he or she been the owner on the record dates for the payments of such stock dividends of the number of units of the Company's common stock equal to the number of units credited to his or her stock unit account on those dates.

Section 7. Adjustments in the Event of Certain Transactions. In the event of a stock dividend, stock split or combination of shares, or other distribution with respect to holders of Common Stock other than normal cash dividends, the number of units then credited to a partipant's stock unit account shall be appropriately adjusted on the same basis. In the event of any recapitalization, merger or consolidation involving the Company, any transaction in which the Company becomes a subsidiary of another entity, any sale or other disposition of all or a substantial portion of the assets of the Company or any similar transaction, as determined by the Board, the Board in its discretion may terminate the Plan pursuant to Section 11.

Section 8. Distribution of Stock and Cash After Participant's Deferral Termination Date. When a participant's deferral termination date shall occur, the Company shall become obligated to make the distributions prescribed in the following paragraphs (a) and (b).

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      (a) The Company shall  distribute to the  participant the number of shares of the common stock of the Company which shall equal the total number of units accumulated in his or her stock unit account as of the close of the fiscal year in which the participant's deferral termination date occurs. Such distribution of stock shall be made in ten annual installments, unless, at least six months prior to his or her deferral termination date, the participant shall have elected, by notice in writing filed with the Secretary of the Company, to have such distribution made in five annual installments. In either such case, the installments shall be of as nearly equal number of shares as practicable, adjusted to reflect any changes pursuant to Sections 6 and 7 in the number of units remaining in the participant's stock unit account. The first such installment shall be distributed within 60 days after the close of the fiscal year in which the participant's deferral termination date occurs. The remaining installments shall be distributed at annual intervals thereafter. Anything herein to the contrary notwithstanding, the Company shall have the option, if its Board of Directors shall by resolution so determine, in lieu of making distribution in ten or five annual installments as set forth above, with the participant's consent, to distribute stock or any remaining installments thereof in a single distribution at any time following the close of the fiscal year in which the participant's deferral termination date occurs. Distribution of stock made hereunder may be made from shares of common stock held in the treasury and/or from shares of authorized but previously unissued shares of common stock.

      (b) The Company shall distribute to the participant sums in cash equal to the balance credited to his or her deferred compensation account as of the close of the fiscal year in which his or her deferral termination date occurs plus such additional amounts as shall be credited thereto from time to time thereafter pursuant to Section 5. The cash distribution shall be made on the same dates as the annual distributions made pursuant to paragraph (a) above, and each cash distribution shall consist of the entire balance credited to the participant's deferred compensation account at the time of the annual distribution.

      If a participant's deferral termination date shall occur by reason of his or her death or if he or she shall die after his or her deferral termination date but prior to receipt of all distributions of stock and cash provided for in this Section 8, all stock and cash remaining distributable hereunder shall be distributed to such beneficiary as the participant shall have designated in writing and filed with the Secretary of the Company or, in the absence of designation, to the participant's personal representative. Such distributions shall be made in the same manner and at the same intervals as they would have been made to the participant had he or she continued to live.

Section 9. Participant's Rights Unsecured. The right of any participant to receive distributions under Section 8 shall be an unsecured claim against the general assets of the Company. The Company may but shall not be obligated to acquire shares of its outstanding common stock from time to time in anticipation of its obligation to make such distributions, but no participant shall have any rights in or against any shares of stock so acquired by the Company. All such stock shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

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10.   Change in Control

      10.1  Impact of Event

In the event of a "Change in Control" as defined in Section 10.2, the Plan shall terminate and full distribution shall be made from all participants' deferred compensation accounts and stock unit accounts effective upon the Change of Control.

      10.2  Definition of "Change in Control"

      "Change in Control" means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

      (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership of any capital stock of Thermo Electron Corporation ("Thermo Electron") if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 40% or more of either
(i) the then-outstanding shares of common stock of Thermo Electron (the "Outstanding TMO Common Stock") or (ii) the combined voting power of the then-outstanding securities of Thermo Electron entitled to vote generally in the election of directors (the "Outstanding TMO Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by Thermo Electron, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Thermo Electron or any corporation controlled by Thermo Electron, or (iii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this definition; or

      (b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of Thermo Electron (the "Thermo Board") (or, if applicable, the Board of Directors of a successor corporation to Thermo Electron), where the term "Continuing Director" means at any date a member of the Thermo Board (i) who was a member of the Thermo Board as of July 1, 1999 or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Thermo Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Thermo Board; or

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      (c)  the   consummation  of  a  merger,   consolidation,   reorganization,
recapitalization or statutory share exchange involving Thermo Electron or a sale or other disposition of all or substantially all of the assets of Thermo Electron in one or a series of transactions (a "Business Combination"), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding TMO Common Stock and Outstanding TMO Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding
securities   entitled  to  vote   generally  in  the   election  of   directors,
respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns Thermo Electron or substantially all of Thermo Electron's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "Acquiring
Corporation")  in  substantially   the  same  proportions  as  their  ownership,
immediately prior to such Business Combination, of the Outstanding TMO Common Stock and Outstanding TMO Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related
trust)   maintained  or  sponsored  by  Thermo  Electron  or  by  the  Acquiring
Corporation) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors; or

      (d) approval by the stockholders of Thermo Electron of a complete liquidation or dissolution of Thermo Electron.

Section 11. Amendment and Termination of the Plan. The Board of Directors of the Company may amend or terminate the Plan at any time and from time to time, provided, however, that no amendment adversely affecting credits already made to any participant's deferred compensation account or stock unit account may be made without the consent of that participant or, if that participant has died, that participant's beneficiary. Upon termination of the Plan, the Company shall be obligated to distribute to the participant either of the following as the Board of Directors of the Company, in its sole discretion, may determine: (i) the number of shares of the common stock of the Company which shall equal the total number of units accumulated in the participant's stock unit account as of the effective date of termination of the Plan or (ii) a sum in cash equal to the balance credited to the participant's deferred compensation account as of the effective date of termination of the Plan.


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